EXHIBIT 99.3


                    FROZEN FOOD EXPRESS INDUSTRIES, INC.
                          401(k) SAVINGS PLAN

            STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                       December 31, 2000 and 1999


                                                  2000          1999
                                                  ----          ----
Investments                                   $14,968,072   $12,100,503
Participant notes receivable                    1,096,355     1,561,234
Employer contributions receivable                  94,173       108,290
Employee contributions receivable                 121,333       132,096
                                               ----------    ----------
       Total assets                            16,279,933    13,902,123
Less:
Benefits payable                                2,302,598       936,195
                                               ----------    ----------
     Net assets available for plan benefits   $13,977,335   $12,965,928
                                               ==========    ==========


See accompanying notes and report of independent public accountants.

                    FFE TRANSPORTATION SERVICES, INC.
                         401(k) SAVINGS PLAN

       STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

           Years Ended December 31, 2000, 1999 and 1998


                                    2000           1999            1998
                                    ----           ----            ----
Investment income:
    Dividend income           $   200,154     $   231,742     $   283,865
    Interest income               198,558         161,774         164,271
                                ---------       ---------       ---------
       Net investment income      398,712         393,516         448,136

Administration expense           (196,995)       (137,977)            -
Realized (loss) gain           (1,329,717)        175,135         (52,022)
Net unrealized depreciation
    in market value of
    investments                (3,898,991)     (8,236,868)     (2,163,017)
Employee contributions          2,371,661       2,154,142       1,886,367
Employer contributions          1,309,519       1,361,160       1,092,765
                                ---------       ---------       ---------
                               (1,744,523)     (4,290,892)      1,212,229

(Decrease) increase in fair
    market value of plan
    benefits payable to
    participants               (3,248,303)     (1,591,272)        180,226
                                ---------       ---------       ---------
      Net (decrease) increase  (4,594,114)     (5,882,164)      1,392,455

Assets transferred from:
    FFE Transportation
      Services, Inc.Employee
      Stock Ownership Plan      5,063,801            -                -
    Conwell Corporation
      Employee
      Stock Ownership Plan
      (Note 4)                    541,720            -                -

Net assets available for plan
   benefits at beginning
   of year                     12,965,928      18,848,092      17,455,637
                               ----------      ----------      ----------
Net assets available for plan
   benefits at end of year    $13,977,335     $12,965,928     $18,848,092
                               ==========      ==========      ==========


See accompanying notes and report of independent public accountants.

                     FROZEN FOOD EXPRESS INDUSTRIES, INC.
                            401(k) SAVINGS PLAN

                        NOTES TO FINANCIAL STATEMENTS

                             December 31, 2000
1. Description of the Plan
   ------------------------
The Frozen Food Express Industries, Inc. 401(k) Savings Plan (the "Savings Plan") is a defined contribution plan covering substantially all employees of Frozen Food Express Industries, Inc. (the "Employer" or "FFEX") and its wholly owned subsidiaries. The Savings Plan is designed to comply with the Employee Retirement Income Security Act of 1974 ("ERISA") and to allow employees the option of investing in common stock of the Employer or in other investment funds designated by the Savings Plan committee. Participants should refer to the Savings Plan agreement for a more complete description of the Savings Plan's provisions.

Contributions - Participants may elect to contribute to the Savings Plan through periodic payroll deductions, subject to limits defined by the Savings Plan. Employee contributions, excluding rollovers, amounted to $2,072,414, $1,848,504, and $1,619,485 in 2000, 1999, and 1998,
respectively. In addition, the Employer contributes to the Savings Plan on a quarterly basis amounts subject to limits defined by the Savings Plan.

Eligibility - Employees become eligible for participation in the Savings Plan as of the first entry date, as defined, concurrent with or next following the employees' completion of one-half year of service as defined by the Savings Plan.

Participants' accounts - Each participant account is credited with the participant's contributions and an allocation of (a) the Employer's contributions, (b) plan earnings, and (c) forfeitures of terminated participants' non-vested accounts. Allocations of plan earnings are based on participants' account balances, allocation of employer's contributions are based on participants' quarterly contributions, and allocations of forfeitures are based on the participants' annual compensation.

Participants' Notes Receivable - Participants may borrow from their fund accounts an amount not to exceed the lesser of $50,000 or 50% of the participant's vested account balance. Loan transactions are treated as a transfer to (from) the investment fund and from (to) Participant Notes Receivable. Loan terms range from one to five years or up to ten years for the purchase of a primary residence. The loans are secured by the balance in the participant's account and bear interest at a reasonable rate as determined by the Savings Committee. The interest rates charged for loans in 2000 and 1999 ranged from 9.00% to 10.50%. Principal and interest payments are due in substantially level amortized payments payable not less than quarterly through payroll deductions.

Vesting - Upon termination of employment, participants are entitled to receive 100% of their contributions and any earnings thereon.
Participants' benefits from employer contributions begin to vest subsequent to completion of three years of credited service and vest 100% at completion of seven years of credited service as defined by the Savings Plan.

Investment options -During each of the three years ending December 31, 2000, participants could direct employee contributions in any of nine investment options.

   Stable Value Fund - The fund invests in assets whose principal value remains stable regardless of stock and bond market fluctuations.
   The Savings Plan committee has selected the Schwab Institutional Advantage Money Fund as the investment vehicle for this fund.

   Intermediate Bond Fund - The fund invests in fixed-income securities including corporate bonds, U.S. government securities, mortgage-related securities, and money-market instruments. The Savings Plan committee has selected the PIMCO Total Return Institutional Fund as the investment vehicle for this fund.

   Mixed Investment Fund - The fund may invest a large portion of its assets in common stock and convertible securities. Prospective dividends and earnings are major considerations in these purchases. The Savings Plan committee has selected the Janus Balanced Fund as the investment vehicle for this fund.

   Stock Index Fund - The fund attempts to replicate the aggregate return and risk of the Standard & Poor's 500 index. The fund will purchase all, or a representative sample of all the stocks held in the S&P 500 index. The Savings Plan committee has selected the Schwab S&P 500 Index Fund as the investment vehicle for this fund.

   Basic Stock Fund - The fund seeks capital appreciation by investing primarily in securities that are expected to grow at an above-average rate. The Savings Plan committee has selected the MFS
   Massachusetts Investment Trust Fund-Class A and the Dreyfus
   Appreciation fund as the investment vehicles for this fund.

   Growth Stock Fund - The fund invests primarily in common stocks and favors securities of companies expected to benefit from special favors or trends. The Savings Plan committee has selected the Managers Special Equity Fund as the investment vehicle for this fund.

   Small Cap Stock Fund - The fund seeks capital growth by investing in small-sized companies that are currently considered undervalued or demonstrate growth in earnings and revenue. The Savings Plan committee has selected the Baron Asset Fund as the investment vehicle for this fund.

   International Stock Fund - The fund invests primarily in stocks and debt securities of companies and governments outside the United States. The Savings Plan committee has selected the Deutsche International Equity Investment Fund as the investment vehicle for this fund.

   Technology Sector Fund - This fund invests primarily in stocks of companies engaged in technology-related fields, such as computers, communications, video and electronics. The Savings Plan committee has selected Investco Technology II Fund as the investment vehicle for this fund.

   Frozen Food Express Industries, Inc. Common Stock - Funds that are invested in the common stock of Frozen Food Express Industries, Inc.

Administration - The Savings Plan is administered by a committee appointed by the Board of Directors of the Employer. Administrative expenses not paid by FFEX are paid by the Savings Plan.

Termination of the Plan - While the Employer has not expressed any intent to discontinue its contributions, it is free to discontinue contributions and may terminate the Savings Plan at any time. If terminated, net assets of the Savings Plan would be distributed to participants and beneficiaries as prescribed by the terms of the Savings Plan, in accordance with ERISA. Upon termination of the Savings Plan, participants' accounts become 100% vested.

Tax status - The United States Treasury Department has advised that the Savings Plan constitutes a qualified trust under Section 401(a) of the Internal Revenue Code (the "Code") and is therefore exempt from federal income tax under provisions of Section 501(a) of the Code. Participant contributions, employer contributions, and earnings from the Savings Plan are not includable in the participant's taxable income until such amounts are distributed to the participant or to the participant's beneficiary.

Forfeited accounts - At December 31, 2000, forfeited nonvested accounts totaled $229,482. These accounts will be used to reduce employer expenses. Also, in 2000, employer contributions were reduced by $151,744 from forfeited nonvested accounts.

2. Summary of significant accounting policies
   -------------------------------------------
Basis of accounting - The financial statements of the Savings Plan are under the accrual method of accounting.

Accounting estimates - The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires the Savings Plan Committee to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual outcomes may vary from these estimates.

Valuation of investments - Investments in FFEX common stock and other investment funds are valued based on the quoted market price on the last day of the year. The change in the difference between current market value and cost of the investment is reflected in the statement of changes in net assets available for plan benefits by investment fund as net unrealized appreciation or depreciation in market value of investments.

















3. The following presents net assets of investments at December 31, 2000 and 1999:

                                                 2000               1999
                                                 ----               ----
Frozen Food Express Industries, Inc.
   Common Stock   4,538,307 and
   2,008,290 shares, respectively            $ 7,542,338*       $ 7,680,579*

Deutsche International Equity Fund,
   7,440 and 3,154 shares, respectively          171,932            101,343

Baron Asset Fund,
   5,803 and 3,154 shares, respectively          299,835            181,316

Dreyfus Appreciation Fund,
   12,248 and 6,287 shares, respectively         472,039            278,987

Schwab S&P 500 Index Fund,
   26,760 and 18,017 shares, respectively        507,497            382,405

MFS Massachusetts Investment Trust
   Fund - Class A,
   57,940 and 52,833 shares, respectively      1,072,259            986,585

Janus Balanced Fund,
   54,302 and 25,607 shares, respectively      1,048,161            578,521

PIMCO Total Return Institutional Fund,
   61,388 and 46,384 shares, respectively        596,504            421,755

Invesco Technology II, 289 shares                 17,243                -

Managers Special Equity Fund, 99 shares            7,623                -

Schwab Institutional Advantage Money Fund,
   1,226,442 and 849,056 shares, respectively  1,145,549            793,203
                                              ----------         ----------
                                             $12,880,980        $11,404,694
                                              ==========         ==========

* Nonparticipant-directed shares at December 31, 2000 and 1999 respectively were 3,211,860, and 1,362,037 with net asset value of $6,323,511 and $5,277,892.

During 2000, the Plan's investments (including gains and losses on investments bought and sold, as well held during the year) appreciated in value by $1,476,286 as follows:

                     Mutual Funds   $  1,614,528
                     Common Stock       (138,242)
                                       ---------
                                    $  1,476,286
                                       =========






4. Merger
   ------
On January 1, 2000, the Conwell Corporation and FFE Transportation
Services, Inc. Employee Stock Ownership Plans (the "ESOP'S") were merged into the FFE Transportation Services, Inc. Savings Plan. The transfer of net assets was credited to separate participant accounts of the Savings Plan as of January 1, 2000, in amounts equal to their balances as previously carried in the separate accounts of the ESOP'S.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                 ----------------------------------------


              The Administrative Committee of the Frozen Food
               Express Industries, Inc. 401(k) Savings Plan:


We have audited the accompanying statements of net assets available for plan benefits of the Savings Plan for Employees of Frozen Food Express Industries, Inc. 401(k) Savings Plan (the "Plan") as of December 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Frozen Food Express Industries, Inc. 401(k) Savings Plan, as of December 31, 2000 and 1999, and the changes in net assets available for plan benefits in each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules on the following pages are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules on the following pages have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the foregoing basic financial statements taken as a whole.



/s/ Waters, Wright & Associates, RLLP
-------------------------------------
June 27, 2001

                          ADDITIONAL INFORMATION

                    FROZEN FOOD EXPRESS INDUSTRIES, INC.
                           401(k) SAVINGS PLAN

                    ITEM 27a - SCHEDULE OF ASSETS HELD
                         FOR INVESTMENT PURPOSES
                            December 31, 2000

     (a)                     (b)                      (c)          (d)
Identity of Issue     Description of Investment       Cost     Current Value
-----------------     -------------------------       ----     -------------
Cash                                             $   256,689   $   256,689

*Frozen Food Express
   Industries, Inc.         4,538,307 shares
                                common stock      18,509,836     8,935,019

Deutsche International          7,440 shares
   Equity Fund                  common stock         210,890       188,315

Baron Asset Fund                5,803 shares
                                common stock         335,627       315,604
Dreyfus Appreciation
   Fund                        12,248 shares
                                common stock         555,533       525,916
Schwab S&P 500 Index
   Fund                        26,760 shares
                                common stock         580,233       544,041
MFS Massachusetts
   Investment Trust Fund -     57,940 shares
   Class A                      common stock       1,206,327     1,159,954

Janus Balanced Fund            54,302 shares
                                common stock       1,223,663     1,153,376
PIMCO Total Return
   Institutional Fund          61,388 shares
                                common stock         616,904       637,825

Invesco Technology II             289 shares          23,469        17,268

Managers Special Equity
   Fund                            99 shares           8,548         7,623

Schwab Institutional
   Advantage Money Fund     1,226,442 shares
                                common stock       1,226,442     1,226,442
                                                  ----------    ----------
                                                 $24,754,161   $14,968,072
                                                  ==========    ==========
Participants' notes     Interest bearing notes
     receivable           at 9.50%-10.50%              N/A     $ 1,096,355

*  Party-in-interest to the plan.

                     FROZEN FOOD EXPRESS INDUSTRIES, INC.
                           401(k) SAVINGS PLAN

               ITEM 27a - SCHEDULE OF ASSETS ACQUIRED AND SOLD

                            December 31, 2000


     (a)                       (b)                      (c)          (d)
Identity of Issue    Description of Investment          Cost       Proceeds
-----------------    -------------------------          ----       --------
Frozen Food
  Express
  Industries, Inc.   425,657 shares
  Common Stock       FFEX Common Stock*              $2,455,793   $1,126,076

*	These are total shares sold within the plan year, not necessarily just those shares acquired and disposed within the plan year.

	All other investment assets that were both acquired and disposed of during the plan year were interests issued by a company registered under the Investment Company Act of 1940. Therefore, these transactions are excluded from this schedule in accordance with the Specific Instructions for Form 5500.

                      FROZEN FOOD EXPRESS INDUSTRIES, INC.
                             401(k) SAVINGS PLAN

                ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

                        Year Ended December 31, 2000

                                                     Purchases
                                               ---------------------
  Identity Of                             Shares/                  Market
 Party Involved      Description          Units       Cost         Value
 -------------       -----------          ------      ----         ------
2000
----
	Frozen Food
	Express
	Industries,
     Inc. *          Common Stock        603,687   $1,845,290   $1,188,539

     MFS Trust       Large-cap Stock      20,692      426,067      414,254

     Schwab          Stable Value        718,176      718,176      718,176

     PIMCO           Intermediate Bond    32,009      319,706      332,574

     Baron           Mid-cap Stock         3,973      229,499      214,460

     Deutsche        International Stock   6,410      190,668      162,237

     Dreyfus         Large-cap Stock       8,435      383,463      362,199

     Janus           Balanced Investment  37,662      869,251      799,941

     Schwab          Stock Index          19,113      419,837      388,567

     Invesco         Technology              290       23,567       17,333

     Managers        Small-cap Stock         102        8,717        7,834

* Party in interest to the Plan